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                                                                   EX-99.B(j)(A)



                         Independent Auditors' Consent



The Board of Trustees and Shareholders
Wells Fargo Funds Trust:


We consent to the use of our reports dated May 11, 2001 for the California Tax-Free Money Market Fund, Government Money Market Fund, Minnesota Money Market Fund, Money Market Fund, and National Tax-Free Money Market Fund, Treasury Plus Money Market Fund, and 100% Treasury Money Market Fund (portfolios of Wells Fargo Trust) incorporated herein by reference, and to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.



/s/ KPMG LLP

KPMG LLP

San Francisco, California
July 20, 2001